As Filed with the Securities and Exchange Commission on September 6, 2006.

                                                                   File No. 811-



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:       OLD FIELD MASTER FUND, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

            232 MADISON AVENUE, SUITE 906, NEW YORK, NY  10016

Telephone Number (including area code):

            (212) 532-3651

Name and address of agent for service of process:

            T. J. MODZELEWSKI
            232 MADISON AVENUE, SUITE 906, NEW YORK, NY  10016


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            YES      |X|            NO |  |

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Notification of Registration to be duly signed on its behalf in the City of New York and the State of New York on the 6th day of September, 2006.



                                           OLD FIELD MASTER FUND, LLC

                                           /s/ John T. Moore
                                           --------------------------
                                               John T. Moore
                                               President



Attest:

/s/ Michael Wasserman
------------------------
    Michael Wasserman
    Secretary

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